POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints LEE S. SPORN or KRISTA A. MCDONOUGH and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution to the undersigned and full power and authority in the undersigned's name, place and stead to prepare, execute, deliver and file with the U.S.
Securities and Exchange Commission(the "SEC") any and all (i) Forms 3, 4 and 5 and amendments thereto relating to equity securities of Michael Kors Holdings Limited, a British Virgin Islands corporation (the "Company"), pursuant to Section 16 of the Securities Exchange Act of 1934, as amended,
(ii) filings under Rule 144 of the Securities Act of 1933, as amended,
(iii) and any and all documents and instruments related thereto, and to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to give effect to the foregoing and to provide copies thereof to the SEC and any stock exchange or similar authority.
This Power of Attorney, unless earlier revoked by the undersigned in writing, shall be valid until the undersigned's reporting obligations under
Section 16 or Rule 144 shall cease.

             IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 25th day of February, 2013.



                                                        /s/ Michael Kors